Exhibit 99.1

Sept. 25, 2014

Arthur Trudel Will Retire as Chief Financial Officer in January 2015

ROCKVILLE, Md.—(BUSINESS WIRE)— Argan, Inc. (NYSE: AGX) today announced that Arthur F. Trudel, Senior Vice President and Chief Financial Officer, will retire as Chief Financial Officer and Senior Vice President in January 2015. Mr. Trudel has been Argan’s CFO since joining the Company in April 2003. Cynthia Flanders, a member of Argan’s board of directors, will succeed Mr. Trudel as CFO.

Mr. Trudel will remain an employee of Argan, Inc. functioning as Senior Advisor to Argan’s Chairman and CEO, Rainer Bosselmann. Mr. Trudel and Ms. Flanders will work together to conduct a seamless transition over the next year.

Mr. Bosselmann said that “Arthur Trudel has made a significant impact on the positive performance of Argan over the past eleven years. We welcome Ms. Flanders, a seasoned finance executive. We anticipate that she will make significant contributions to Argan’s success in the future.”

About Argan, Inc.

Argan’s primary business is designing and building energy plants through its Gemma Power Systems subsidiary. These energy plants include traditional gas as well as alternative energy including biodiesel, ethanol, and renewable energy sources such as biomass, wind and solar. Argan also owns Southern Maryland Cable, Inc.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) the Company’s ability to achieve its business strategy while effectively managing costs and expenses; (2) the Company’s ability to successfully and profitably integrate acquisitions; and (3) the continued strong performance of the energy sector. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in Argan’s filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements with respect to risk factors set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.

Contacts

Argan, Inc.

Company Contact:

Rainer Bosselmann, 301-315-0027

or

Investor Relations Contact:

Arthur Trudel, 301-315-9467